A registration statement relating to the securities proposed to be issued in the offer has been filed with the United States Securities and Exchange Commission (the “SEC”) but has not yet become effective. Such securities may not be issued nor may offers to receive such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to exchange nor the solicitation of an offer to exchange such securities nor shall there be any exchange thereof in any state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of IEG Holdings Corporation by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer

by

IEG HOLDINGS CORPORATION

to

Exchange Each Outstanding Share of Common Stock

of

ONEMAIN HOLDINGS, INC.

For

Two Shares of Common Stock of IEG Holdings Corporation

IEG Holdings Corporation (“IEG Holdings”), is offering to exchange for each outstanding share of common stock of OneMain Holdings, Inc. (“OneMain”), par value $0.01 per share, validly tendered and not properly withdrawn in the offer two shares of IEG Holdings’ common stock, par value $0.001 per share.

The purpose of the offer is for IEG Holdings to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock.

The offer is scheduled to expire at 12:00 a.m. (Midnight), New York City time, on February 6, 2017, which is the “expiration date,” unless further extended by IEG Holdings. “Expiration date” means February 6, 2017, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by IEG Holdings, will expire.

The offer is conditioned upon, among other things, the following: (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; (ii) the registration statement on Form S-4 of which the Prospectus/Offer to Exchange is a part having become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been commenced; and (iii) there being no law, order or injunction restraining, enjoining or otherwise prohibiting the consummation of the offer. The conditions to the offer are for the sole benefit of IEG Holdings and may be asserted by IEG Holdings regardless of the circumstances giving rise to any such condition or may be waived by IEG Holdings, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case.

IEG Holdings will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the depository and exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which IEG Holdings may choose to make any public announcement, IEG Holdings assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If IEG Holdings materially changes the terms of the offer or the information concerning the offer, or if IEG Holdings waives a material condition of the offer, IEG Holdings will extend the offer to the extent legally required under the Exchange Act. If, prior to the expiration date, IEG Holdings changes the percentage of shares being sought or the consideration offered, that change will apply to all OneMain stockholders whose shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to OneMain stockholders, the offer is scheduled to expire at any time earlier than the 10th business day from and including the date that such notice is first so published, sent or given, IEG Holdings will extend the offer until the expiration of that 10 business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. No subsequent offering period will be available after the offer.

IEG Holdings has retained Computershare as the depositary and exchange agent for the offer (the “depository and exchange agent”) to handle the exchange of shares for the offer consideration.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), IEG Holdings will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn promptly after the expiration date. In all cases, a OneMain stockholder will receive consideration for tendered OneMain shares only after timely receipt by the depository and exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the depository and exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, IEG Holdings will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the depository and exchange agent of its acceptance of those shares pursuant to the offer. The depository and exchange agent will deliver to the applicable OneMain stockholders shares of IEG Holdings common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer as soon as practicable after receipt of such notice. The depository and exchange agent will act as the agent for tendering OneMain stockholders for the purpose of receiving shares of IEG Holdings common stock from IEG Holdings and transmitting such stock to the tendering OneMain stockholders.

If IEG Holdings does not accept any tendered OneMain shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, IEG Holdings will return certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the depository and exchange agent’s account at DTC pursuant to the procedures set forth in the section of the Prospectus/Offer to Exchange titled, “The Offer—Procedure for Tendering,” the shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the offer.

OneMain stockholders can withdraw tendered OneMain shares at any time until the expiration date and, if IEG Holdings has not agreed to accept the shares for exchange on or prior to February 6, 2017, OneMain stockholders can thereafter withdraw their shares from tender at any time after such date until IEG Holdings accepts shares for exchange. For the withdrawal of shares to be effective, the depository and exchange agent must receive a written notice of withdrawal from the OneMain stockholder at one of the addresses set forth on the back cover of the Prospectus/Offer to Exchange, prior to the expiration date. The notice must include the OneMain stockholder’s name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section of the Prospectus/Offer to Exchange entitled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the depository and exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depository and exchange agent, as stated above, prior to the physical release of such certificates.

IEG Holdings will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of IEG Holdings, the depository and exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a OneMain stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section of the Prospectus/Offer to Exchange titled, “The Offer—Procedure for Tendering” at any time prior to the expiration date.

For a OneMain stockholder to validly tender OneMain shares pursuant to the offer: (i) a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the letter of transmittal, and certificates for tendered OneMain shares held in certificate form must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document before the expiration date; or (ii) an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document, and the shares must be tendered into the depository and exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the depository and exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that IEG Holdings may enforce that agreement against such participant.

The depository and exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the depository and exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document prior to the expiration date. IEG Holdings cannot assure OneMain stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, OneMain stockholders must tender shares by means of delivery of OneMain share certificates. We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the depository and exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of OneMain share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering OneMain stockholder, and delivery will be deemed made only when actually received by the depository and exchange agent. If delivery is by mail, IEG Holdings recommends registered mail with return receipt requested and properly insured. In all cases, OneMain stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal income tax backup withholding, each OneMain stockholder, other than a stockholder exempt from backup withholding as described below, must provide the depository and exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between IEG Holdings and the tendering OneMain stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer.

We are not providing for guaranteed delivery procedures and therefore OneMain stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. OneMain stockholders must tender their OneMain shares in accordance with the procedures set forth in this document. In all cases, IEG Holdings will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the depository and exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the depository and exchange agent’s account at DTC as described above), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

For a discussion of material U.S. federal income tax consequences, see the section of the Prospectus/Offer to Exchange titled “Material U.S. Federal Income Tax Consequences.” You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Exchange Offer.

In accordance with accounting principles generally accepted in the United States, IEG Holdings will account for the acquisition of shares through the transaction under the acquisition method of accounting for business combinations.

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934 is contained in the Prospectus/Offer to Exchange and is incorporated herein by reference.

A request is being made to OneMain pursuant to Rule 14d-5 under the Securities Exchange Act of 1934 for the use of OneMain’s shareholder lists and security position listings for the purpose of disseminating the Exchange Offer to OneMain shareholders. Upon compliance by OneMain with this request, the Prospectus/Offer to Exchange, the Letter of Election and Transmittal and other Exchange Offer materials will be mailed to holders of OneMain Common Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on OneMain’s shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of OneMain Common Shares by IEG Holdings or, if OneMain so elects, the materials will be mailed by OneMain.

The Prospectus/Offer to Exchange and the related Letter of Election and Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Exchange Offer. Such documents may be obtained without charge at the website of the SEC at www.sec.gov.

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Copies will be furnished promptly at IEG Holdings’ expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Exchange Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders Call Toll-Free (800) 279-6913

Or Contact via E-mail at: IEGH@georgeson.com

January 13, 2017